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                                                                 Exhibit 99.d(2)

                              SUBADVISORY AGREEMENT
                      IN RESPECT TO ARIEL PREMIER BOND FUND

          THIS SUBADVISORY AGREEMENT (the "Agreement") is made as of May 20, 2003, by and between ARIEL CAPITAL MANAGEMENT, INC., an Illinois corporation ("Ariel"), and LINCOLN CAPITAL FIXED INCOME MANAGEMENT COMPANY, LLC, a Delaware limited liability company and wholly owned subsidiary of Lehman Brothers Holdings Inc., a Delaware corporation ("Lincoln").

          In consideration of the mutual covenants hereinafter set forth, IT IS HEREBY AGREED between the parties as follows:

          1. Ariel is the Adviser/Manager of the series of the Ariel Investment Trust (the "Trust"), entitled "Ariel Premier Bond Fund" (the "Fund"), under an Investment Advisory Agreement (the "Advisory Agreement") with the Trust dated August 15, 1995. Ariel hereby retains Lincoln to manage the investment and reinvestment of the assets of the Fund, subject to the supervision of the Trust's Board of Trustees (the "Board of Trustees") on the terms hereinafter set forth. Lincoln hereby accepts and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. Lincoln shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority under this Agreement to act for or represent Ariel or the Trust in any way or otherwise be deemed an agent of either.

          2. Lincoln undertakes to provide the following services and to assume the following obligations:

               a. Lincoln shall manage the investment and reinvestment of the assets of the Fund, subject to and in accordance with the investment objectives, policies and limitations of the Fund as set forth in the Trust's effective registration statements under the Investment Company Act of 1940 (the "1940 Act") and the Securities Act of 1933 as they may be amended from time to time ("Registration Statements"). In pursuance of the foregoing, Lincoln shall make all determinations with respect to the investment of the assets of the Fund and the purchase and sale of portfolio securities and shall take such action necessary to implement the same.

               b. Lincoln shall, in the name of the Trust, place orders for the execution of the Trust's portfolio transactions in accordance with the policies with respect thereto set forth in the Registration Statements.

          3. Lincoln shall provide Ariel or its designee with any reasonable reports, analyses or other documentation Ariel requires to carry out its responsibilities under its Advisory Agreement with the Trust, including Ariel's administrative responsibilities and its responsibility to monitor compliance with stated investment objectives, policies and limitations and the investment

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performance of the Fund. Lincoln shall directly or through an agent, provide daily information in respect to the portfolio transactions of the Fund to Ariel or its designee. Lincoln shall provide all documentation reasonably required by Ariel to maintain accounting records in respect to the Fund in accordance with the 1940 Act and the Investment Advisers Act of 1940 and the regulations issued thereunder, and to preserve copies of all documents and records related to asset transactions, positions and valuations related to the Fund in the manner and for the periods prescribed by such regulations. Lincoln agrees that all documents and records or copies of such documents and records it maintains in respect to the Fund will be surrendered to Ariel or the Trust upon the request of either. Lincoln agrees to provide information and to allow inspection of such documents and records at reasonable times by any authorized representative of Ariel, the Board of Trustees or any committee thereof, the Trust's independent public accountants or any appropriate regulatory authorities. Lincoln agrees to comply with directions issued by Ariel or the Board of Trustees in respect to compliance and other administrative matters.

          4. Lincoln shall make its personnel who are engaged in activities on behalf of the Fund available at reasonable times for consultations with Ariel personnel and the Board of Trustees or any committee thereof, including attendance at meetings of the Board of Trustees. Reasonable travel, meals and lodging expenses shall be reimbursed by Ariel.

          5. Lincoln shall provide all office facilities, equipment and personnel for carrying out its duties hereunder at its own expense. Lincoln shall not be responsible for any other expenses of the Trust.

          6. As investment sub-adviser, Lincoln understands that it will be responsible for complying with all provisions of applicable law, including the 1940 Act, the Investment Advisers Act of 1940, the Insider Trading and Securities Fraud Enforcement Act of 1988 and all rules and regulations thereunder. Lincoln agrees to adopt and comply at all times with a written Code of Ethics and related procedures meeting the requirements of Rule 17j-1 under the 1940 Act and acceptable to the Board of Trustees.

          7. Lincoln shall promptly give Ariel (within 5 business days of the event) written notice of the occurrence of any of the following events: (a) any pending or threatened suit or claim in which Lincoln is named as a defendant and the amount of alleged damages are not specifically stated, or if alleged damages are specifically stated, they are stated at $250,000 or more; (b) any investigation instituted against Lincoln, whether formal or informal, by any state or the federal government, any agency thereof or any self regulatory agency; (c) any administrative proceeding instituted against Lincoln by any state or federal governmental, self-regulatory or administrative agency; (d) any administrative order or action issued against Lincoln by any state or federal governmental, self-regulatory or administrative agency; (e) any judgment or order entered against Lincoln by a court of law in any suit, claim or proceeding; (f) Lincoln's authorization to do business or its qualification to serve as an investment adviser pursuant to section 9 (a) of the 1940 Act or otherwise, is denied, suspended, revoked, or restricted by any state or federal governmental, self-regulatory or administrative agency; or (g) any change in Lincoln's senior officers, directors or portfolio managers who manage the Fund. In addition, Lincoln shall provide Ariel any amendments to Parts I and II of Lincoln's Form ADV within a

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reasonable time after such amendments are made. For the purposes of this paragraph 7, Lincoln shall also include each executive officer of Lincoln in his or her capacity as an officer of Lincoln Capital Fixed Income Management Company but not in any other capacity.

          8. Lincoln's services are not to be deemed exclusive and it shall be free to render similar services or other services to others provided that (i) Lincoln's services hereunder are not impaired and are not in violation of federal or state securities laws and (ii) Lincoln shall not provide services to any registered investment company or series thereof which primarily invests in fixed income securities (other than a money market fund) while Lincoln acts as a subadviser to the Fund, without Ariel's express written permission. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of Lincoln's obligations or duties hereunder, Lincoln shall not be subject to liability for any act or omission in the cause of, or connected with, rendering service hereunder or for any losses that may be sustained in the purchase, holding or sale of any security. In the event of any claim, arbitration, suit, or administrative proceedings in which Lincoln or Ariel is a party and in which it is finally determined that there is a liability or wrongdoing by only one party, the party liable or found to be the wrongdoer shall pay for all liability and expenses of such claim or proceeding including reasonable attorneys' fees. If it is determined that there is liability or wrongdoing by both parties or neither party, then each party shall pay for its own liability and expenses. In the event of any settlement of any such claim, arbitration, suit or proceeding before final determination by a court or arbitrator(s), the liability and expenses shall be assumed as agreed between the parties, but if there is no agreement within thirty (30) days of such settlement, then the responsibility for liability and expenses shall be settled by arbitration, in accordance with the then applicable rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator shall be final and binding and may be entered in any court having jurisdiction. The parties shall pay for their own costs and expenses in respect to any such arbitration, which may be included in the arbitrator's award.

          9. Ariel shall pay to Lincoln a fee based on the average daily net assets of the Fund set forth in the attached addendum and reimburse expenses expressly approved for reimbursement by Ariel. Payment for Lincoln's services and reimbursement of expenses approved by Ariel shall be made monthly. No fee waiver or reimbursements of expenses of the Fund by Ariel shall affect Ariel's payments hereunder unless Lincoln expressly agrees in writing to assume part of such waivers or reimbursements.

          10. This Agreement shall become effective on May 20, 2003 (the "Effective Date"). Thereafter, subject to the termination provisions herein, this Agreement shall continue in effect until two (2) years after the Effective Date, and thereafter shall continue in force from year to year, but only as long as such continuance is specifically approved at least annually in the manner required by the 1940 Act; provided, however, that if the continuation of this Agreement is not approved, you may continue to serve in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

          11. In addition to the provisions of Section 10, this Agreement shall automatically terminate immediately in the event of its assignment (except as otherwise permitted by the 1940 Act or rules thereunder) or in the event of the termination of the Advisory Agreement. This

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Agreement may be terminated without payment of any penalty at any time (a) upon thirty (30) days' written notice to Lincoln by Ariel or upon thirty (30) days' written notice to Lincoln by the Trust pursuant to action by the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund, or (b) upon sixty (60) or more days' written notice by Lincoln to Ariel and the Trust. The terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meaning set forth in the 1940 Act and the rules and regulations thereunder. Termination of this Agreement shall not affect Lincoln's right to receive payments on any unpaid balance of the compensation earned and reimbursable expenses incurred prior to such termination.

          12. This Agreement shall be construed according to the laws of the State of Illinois. It may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

ARIEL CAPITAL MANAGEMENT, INC.               LINCOLN CAPITAL FIXED INCOME
                                             MANAGEMENT COMPANY, LLC

By:       /s/ Mellody Hobson                 By:       /s/ Kenneth R. Meyer
   ---------------------------------            --------------------------------
Name:     Mellody Hobson                     Name:     Kenneth R. Meyer
     -------------------------------              ------------------------------
Title:    President                          Title:    Chief Executive Officer
      ------------------------------               -----------------------------

Acknowledged and Approved:

ARIEL INVESTMENT TRUST

By:       /s/ Mellody Hobson
   ---------------------------------
Name:     Mellody Hobson
     -------------------------------
Title:    President
      ------------------------------

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                        ADDENDUM TO SUBADVISORY AGREEMENT
                           DATED MAY 20, 2003 BETWEEN
                       ARIEL CAPITAL MANAGEMENT, INC. AND
              LINCOLN CAPITAL FIXED INCOME MANAGEMENT COMPANY, LLC

          The compensation payable by Ariel Capital Management, Inc. pursuant to
Section 9 of the Agreement shall be at the following annual rates:

ANNUAL RATE                        VALUE OF AVERAGE DAILY NET ASSETS OF THE FUND
0.30%                              First $50 million
0.20%                              Next $50 million
0.15%                              Next $150 million
0.10%                              Next $250 million

Dated May 20, 2003

                                   ARIEL CAPITAL MANAGEMENT, INC.

                                   By:       /s/ Mellody Hobson
                                      ------------------------------------------
                                   Name:     Mellody Hobson
                                        ----------------------------------------
                                   Title:    President
                                         ---------------------------------------


                                   LINCOLN CAPITAL FIXED INCOME
MANAGEMENT COMPANY, LLC

                                   By:       /s/ Kenneth R. Meyer
                                      ------------------------------------------
                                   Name:     Kenneth R. Meyer
                                        ----------------------------------------
                                   Title:    Chief Executive Officer
                                         ---------------------------------------

Acknowledged and Approved:

ARIEL INVESTMENT TRUST

By:       /s/ Mellody Hobson
   -----------------------------------
Name:     Mellody Hobson
     ---------------------------------
Title:    President
      --------------------------------